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                                                                   EXHIBIT 10.22

                         SHORT TERM INVESTMENT AGREEMENT

         This SHORT TERM INVESTMENT AGREEMENT ("Agreement") is made as of the 1st day of January, 1996, by and between WESTERN FINANCIAL SAVINGS BANK, F.S.B. (the "Bank"), a federally chartered savings bank, and WFS FINANCIAL INC, a California corporation ("WFS) and is based upon the following recitals.

                                    RECITALS

         A. WFS, a majority-owned operating subsidiary of the Bank, generates from time to time excess cash which it would like to invest for short periods of time.

         B. WFS desires to obtain short term investment services from the Bank.

         C. The Bank is willing to provide such short term investment services to WFS on the terms and conditions described below.

         D. The Bank and WFS desire to set forth the terms of their relationship in order to ensure that, in accordance with Office of Thrift Supervision ("OTS") regulations, WFS functions as and remains a corporate entity separate and apart from the Bank.

                                    AGREEMENT

         In consideration of the mutual promises set forth herein, and in reliance upon the recitals set forth above, the parties agree as follows:

1. WFS, upon a determination that it has excess cash to invest, shall submit to the Bank an Investment and Borrowing Certificate ("Certificate") in the form attached as Exhibit A hereto showing, as a minimum, the amount to be invested and the investment date ("Investment Date").

2. WFS hereby authorizes the Bank to invest the cash and to reinvest all interest earned upon it in Commercial Paper in the top two credit grades as rated by Moody's Investors Services, Inc. and Standard & Poor's Ratings Group.

3. WFS acknowledges and agrees that the Bank may not actually invest the cash and may use the cash for continuing operations. The Bank agrees to, and shall, pay WFS interest on the principal amount as though the cash were invested. Interest shall be paid at a rate equal to the monthly average of the Federal Corporate 30-Day Commercial rate in effect at the time of investment and shall accrue daily.

4. The Bank acknowledges and agrees that cash given by WFS to the Bank pursuant to the terms of this Agreement for investment purposes is not a deposit to any deposit account established by WFS at the Bank and will not be credited by the Bank to any such account.

5. WFS, upon a determination that it desires to withdraw invested cash, shall submit to the Bank a Certificate showing, as a minimum, the withdrawal date ("Withdrawal Date"), the amount to be withdrawn and the name of the payee. Upon receipt of the Certificate requesting withdrawal, the Bank shall immediately execute a withdrawal and pay the amount in accordance with the Certificate.

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6. The Bank agrees that mandatory withdrawals from the investment shall occur on the day prior to a Grantor or Owner Trust Distribution Payment Date, as such term is defined in the various Grantor and Owner Trusts.

7. Conditions Precedent to Investing and Withdrawing

         7.1 In order for the Bank to complete an investment in a timely manner, the Bank must receive the Certificate prior to 9:00 am Pacific Standard Time of the day prior to the requested Investment Date. Certificates requesting investment shall be approved by any one of the following officers of WFS: the Chairman of the Board and CEO, the President, the Chief Financial Officer, or the Treasurer; and such Certificate will be dated on the approval date.

         7.2 The Bank must receive a Certificate requesting withdrawal prior to 9:00 am Pacific Standard Time of the day prior to the requested Withdrawal Date. Certificates requesting withdrawal shall be approved by any one of the following officers of WFS: the Chairman of the Board and CEO, the President, the Chief Financial Officer, or the Treasurer, and such Certificate shall be dated on the approval date.

8. Term.

         8.1 This Agreement shall commence as of the date stated above and shall continue until terminated by the parties.

         8.2 This Agreement may be terminated by either party without cause upon five (5) days prior written notice and may be terminated immediately for breach of any covenant, obligation, or duty herein contained or for violation of law, ordinance, statute, rule or regulation (collectively referred to as "law") governing the conduct of either party hereto.

         8.3 Termination shall not affect the obligations of the parties with respect to any event occurring before termination. WFS shall be bound by and responsible for any transaction or expense properly agreed to or incurred by the Bank in connection with services performed hereunder but not settled, paid or reimbursed prior to the date of any such termination. Upon termination of this Agreement, the fee referred to above will be prorated, but the due date thereof shall not be changed.

9. Representations and Warranties of WFS. WFS represents and warrants to and for the benefit of the Bank as follows:

         9.1 Corporate Existence and Qualifications. WFS is a corporation or association duly organized, validly existing and in good standing under the laws of the States of California with full corporate power to own its properties and to carry on its business as now owned and operated by WFS.

         9.2 Licenses; Compliance with Laws. WFS has all licenses, franchises, permits and authorizations necessary for the lawful conduct by WFS of its business. WFS has not violated, and is not in violation of, any such licenses, franchises, permits or authorizations or any applicable statutes, laws, ordinances, rules or regulations of any federal, state, or local governmental bodies, agencies or subdivisions having, asserting or claiming jurisdiction over it or over any part of its operations.

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10. Covenants Regarding Corporate Existence.

         10.1 Preservation of Corporate Existence and Qualifications. WFS will keep in full effect its existence, rights and franchises as a corporation or association under the laws of the jurisdiction in which organized and will obtain and preserve its qualifications to carry on business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary.

         10.2 Observation of Corporate Formalities. WFS shall at all times observe the applicable legal requirements for the recognition of WFS as a corporate entity separate and apart from the Bank, including without limitation the following:

                  (a) WFS shall maintain corporate records and books of account separate from those of the Bank;

                  (b) WFS shall not at any time commingle its funds with those of the Bank;

                  (c) WFS shall hold meetings of its Board of Directors as appropriate to authorize its corporate actions;

                  (d) WFS shall hold meetings of its shareholder(s) as appropriate and as required by the Corporations Code of the jurisdiction in which organized to authorize its corporate actions;

                  (e) WFS shall file all reports required by the Secretary of State in all jurisdictions in which WFS is licensed or qualified, including the annual statement by whatever name denominated, in a timely manner; and

                  (f) WFS shall ensure that yearly franchise taxes are paid in a timely manner so as to maintain its corporate existence uninterrupted.

         10.3 Advertising. WFS will at all times hold itself out to the public as an entity separate from the Bank and its advertising and marketing shall reflect such separate corporate existence.

         10.4 OTS Regulations. WFS shall comply with all applicable OTS regulations. If required by 12 C.F.R. Section 563.37(b), any instrument evidencing borrowing by WFS shall indicate that the Bank is in no way responsible for any such debt.

11. Liability; Consultation with Counsel. the Bank shall assume no responsibility or liability with respect to the business or affairs of WFS, other than to provide the management and administrative services required hereunder. WFS shall indemnify, defend and hold harmless the Bank against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies (collectively the "Claims"), including without limitation interest penalties and attorney's fees, that the Bank shall incur or suffer, which arise, result from or relate to (i) conduct by WFS of its business and operations and (ii) breach by WFS of its obligations pursuant to this Agreement. Notwithstanding anything contained herein to the contrary, WFS's obligations pursuant to this section shall not be applicable to Claims arising directly from the Bank's bad faith, gross negligence or willful misconduct. This Agreement shall create no right, benefit or privilege in favor of any person not a party hereto, and no person not a party hereto shall have any recourse against the Bank for any advice, service
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or facility provided or omitted by the Bank pursuant to this Agreement. The Bank may consult with legal counsel (who may also be counsel to WFS) concerning any questions that may arise with respect to its duties and obligations hereunder, and it shall be fully protected in respect of any action taken or omitted by it hereunder in good faith reliance on any opinion of such counsel with respect to any such duty or obligation.

12. General.

         12.1 This Agreement may be modified, amended or superseded in whole or in part, at any time, by a writing executed by the parties hereto.

         12.2 This Agreement shall be governed by the laws of California, except to the extent any such laws are superseded by federal law or regulation.

         12.3 This Agreement may be executed in counterparts, all of which, taken together shall constitute one agreement.

         12.4 Neither party shall assign this Agreement without the prior written consent of the other party, which consent shall not unreasonably be withheld.

         Wherefore, the undersigned have executed this Agreement on the date set forth below to be effective as of the date first set forth above.


WESTERN FINANCIAL SAVINGS BANK, F.S.B.



By: /s/  J. KEITH PALMER                                Date:  February 28, 1996
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    J. Keith Palmer, Vice President & Treasurer


WFS FINANCIAL INC



By: /s/  JOY SCHAEFER                                   Date:  February 28, 1996
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    Joy Schaefer, President